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                                                                    EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors and Stockholders
Vicinity Corporation

     We consent to incorporation herein by reference of our report dated August 21, 2000, except as to Note 14, which is as of October 18, 2000, relating to the consolidated balance sheets of Vicinity Corporation and subsidiaries as of July 31, 2000 and 1999, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended July 31, 2000, and the related financial statement schedule, which report appears in the July 31, 2000 Annual Report on Form 10-K of Vicinity Corporation.


/s/ KPMG LLP

Mountain View, California
February 27, 2001



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